UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 7, 2007
MIDWEST BANC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE State or Other Jurisdiction of Incorporation or Organization	000-29598 Commission File No.	36-3252484 I.R.S. Employer Identification Number
501 W. NORTH AVENUE
MELROSE PARK, ILLINOIS 60160
(Address of principal executive offices)
(708) 865-1053
(Registrant’s Telephone Number,
Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     In October of 2002, Midwest Banc Holdings, Inc. (the “Company”) formed the MBHI Capital Trust II (the “Trust”). The Trust is a statutory business trust formed under the laws of the State of Delaware. In October of 2002, the Trust issued trust preferred securities with an aggregate liquidation amount of $15,000,000 to third-party investors pursuant to a private placement. The Company issued junior subordinated debentures aggregating $15,464,000 to the Trust. The junior subordinated debentures are the sole assets of the Trust. The trust preferred securities and the junior subordinated debentures pay distributions and dividends, respectively, on a quarterly basis. The trust preferred securities and the junior subordinated debentures will mature on November 7, 2037, at which time they must be redeemed. The interest rate on the trust preferred securities and the junior subordinated debentures is LIBOR plus 3.45%.
     The trust preferred securities and junior subordinated debentures can be redeemed contemporaneously, in whole or in part, beginning November 7, 2007 with the trust preferred securities being redeemable at a redemption price of $1,000 per preferred security, plus dividends to the redemption date.
     The Company has provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the trust preferred securities in the event of the occurrence of an event of default as defined in such guarantee.
     Under the terms on the amended and restated trust agreement under which the trust preferred securities were issued, the trustee for the Trust must give notice to the holders of the trust preferred securities that these securities are to be redeemed in. On September 20, 2007, the Company notified the trustee that it was going to redeem the junior subordinated debentures in full on November 7, 2007 as permitted by the trust indenture governing the debentures for $15,819,968, which includes all accrued and unpaid interest due thereon to November 7, 2007. The Company deposited these funds with the trustee on or before November 7, 2007. The junior subordinated debentures were redeemed in full on November 7, 2007 and the trust preferred securities were also redeemed on that date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.

Date: November 14, 2007	By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Executive Vice President and Chief Financial Officer

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